Exhibit 99.4

CHINA COMMERCIAL LAW FIRM

Exchange/+86 755 8302 55555

Fax/+86 755 8302 5058 P.C/518048

https://www.huashanglawyer.com

Add/21-26/F, Hong Kong CTS ToThe PRC Entityr, No.4011, Shennan Boulevard, Futian District, Shenzhen,
P.R.C

Date:20 September, 2024

To:	LUDA TECHNOLOGY GROUP LIMITED

Unit H, 13/F, Kaiser Estate Phase 2

47-53 Man Yue Street

Hung Hom, Kowloon

Hong Kong

+852 2994 8774

Legal Opinion on Certain PRC Law Matters

Dear Sirs or Madams,

This opinion (the “Opinion”) on the laws of the People’s Republic of China (“PRC” which, for the purposes of this Opinion, excludes the Special Administrative Region of Hong Kong, the Special Administrative Region of Macau and Taiwan Region) is presented by China Commercial Law Firm (“CCLF”, us or we) in reliance on legal practicing certificate number 31440000G34782924R issued to us by the Department of Justice, Guangdong.

The PRC Entity are the legal advisers to LUDA TECHNOLOGY GROUP LIMITED (the “Company”) in relation to the PRC laws in respect of (a) the proposed initial public offering (the “Offering”) of a certain number of ordinary shares (the “Ordinary Shares”) of the Company, by the Company as set forth in the Company’s registration statement in Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering; and (b) the Company’s proposed listing of the Ordinary Shares on the NYSE American.

In so acting, we have examined the Registration Statement, the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company, and such other documents, corporate records, certificates issued by Governmental Agencies as defined below and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion (collectively, the “Documents”).

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In our examination and for purpose of rendering this Opinion, we have assumed without further inquiry, (a) the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals; (b) the truthfulness, accuracy and completeness of the Documents, as well as the factual statements contained in the Documents and the factual statements contained therein is and will remain to be non-misleading; (c) the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such Documents; (d) the information provided to us by the Company, as defined below, in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (e) that all Governmental Authorizations, as defined below, and other official statement or documentation are obtained by lawful means in due course; (f) that each of the parties is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be); (g) that all parties have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; and (h) that all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

For the purpose of rendering this Opinion, where important facts were not independently established to us or where important files were not sufficiently provided to us, The PRC Entity have relied upon certificates issued by Governmental Agencies and documents, materials, statements and representations made to us by representatives of the Company. We have assumed that no information which is relevant to the issue of the Offering and this Opinion has been withheld from us by the Company, and that all covenants, representations and warranties in the commitment letter or other similar documents provided by the Company, their senior management are and remain accurate and true in all respects. We have assumed that the laws of any country other than the PRC which may be applicable to the issue of the Offering are complied with.

If any evidence comes to light that would indicate any of the documents or materials referred to above is incomplete, inaccurate or defective, or if any of the assumptions upon which this Opinion are based prove to be incorrect, we reserve the right to revise any relevant expression or conclusion contained in this Opinion and/or issue a supplementary legal opinion, interpretation or revision to this opinion according to further certified facts.

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The following terms as used in this Opinion are defined as follows:

“CAC” means the Cyberspace Administration of China.

“CSRC” means the China Securities Regulatory Commission;

“Governmental Agencies” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC;

“PRC Entity” means Luda (Taian) Industrial Company Limited

“PRC Laws” means any and all officially published and publicly available laws, regulations, rules, and regulatory, administrative or other governmental measures, notices or circulars, and Supreme Court judicial interpretation of the PRC currently in force and publicly available in the PRC as of the date hereof;

This Opinion is rendered on the following bases and subject to the following qualifications:

(i)	This Opinion is rendered only with respect to the PRC Laws. We have made no investigation of, and do not express or imply any views on, the laws and regulations of any other jurisdiction. This Opinion relates only to the PRC Laws in effect on the date hereof and there is no guarantee that any of such the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or the longer term with or without retroactive effect. This Opinion is subject to the discretion of any competent Governmental Agencies in exercising their authority in the PRC in connection with the interpretation, implementation and application of the relevant PRC Laws. We make no prediction as to any revision, adjustment or new interpretation of the PRC Laws or related government policy, nor is this opinion intended to contain any advice or suggestion in respect of any such prediction. There is no guarantee that any PRC Laws, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(ii)	Our understanding and judgment of the facts underlying this Opinion are based solely on the documents, materials, statements and representations provided to us by the Company. We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents. We have not investigated whether or not the statements, certificates, approvals, answers, replies and other documents issued by, among others, government authorities, the Company have gone through all necessary review, investigation, discussion and examination/approval procedures as required by law or internal policy and We will not, therefore, be liable for any untruthfulness, inaccuracy, incompleteness or lack of integrity in respect of the content of any such document.

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(iii)	This Opinion addresses specific legal matters relating to the Company (limited to the issues covered herein) in respect of the PRC Law. We do not express any opinion in whatsoever manner on, or bear any legal liabilities for, any other issue(s) concerning the Company including but not limited to financial documents, audits, appraisals, legal issues under foreign or international laws which are not the PRC Law or any other issues not covered herein. In this Opinion, any references to or descriptions of financial documents, audits, appraisals or legal issues under foreign laws are all cited from reports by professional institutions or written documents provided to us by the Company and any such citation shall not constitute our acknowledgment of, legal opinions regarding or comments relating to such issues, whether express or implied.

(iv)	This Opinion is subject to the restrictions of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers), and (ii) any judicial or administrative actions or any laws affecting creditors’ rights generally. This Opinion is subject to the effects of (i) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of materiality, public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent or coercionary; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, indemnifications, remedies or defenses, the calculation of damages, the entitlement of attorneys’ fees and other costs, the waiver of immunity from the jurisdiction of any court or legal proceedings; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(v)	This Opinion is intended to be used in the context which is specifically referred to herein, and each paragraph should be looked at as a whole regarding the same subject matter and no part should be extracted for interpretation separately from this Opinion.

Based on the foregoing and subject to the disclosures contained in the Registration Statement, we are of the opinion that:

1. The PRC Entity has been duly incorporated and is validly existing as a limited liability company with legal person status under the PRC Laws and its business license and articles of association are in full force and effect under, and in compliance with, the PRC Laws.

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2. On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange, jointly promulgated the M&A Rules, which became effective on September 8, 2006, as amended on June 22, 2009. Based on our understanding of the PRC Laws, we are of the opinion that the approval by the CSRC under the M&A Rules is not required to be obtained for the Offering.However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the Government Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

3. On December 28, 2021, the CAC and several other regulatory authorities in China jointly promulgated the Cybersecurity Review Measures, which came into effect on February 15, 2022.Pursuant to the Cybersecurity Review Measures, (i) where the relevant activity affects or may affect national security, a “critical information infrastructure operator,“or a CIIO, that purchases network products and services, or an internet platform operator that conducts data process activities, shall be subject to the cybersecurity review, (ii) an application for cybersecurity review shall be made by an issuer who is an internet platform operator holding personal information of more than one million users before such issuer applies to list its securities on a foreign stock exchange, and (iii) relevant governmental authorities in the PRC may initiate cybersecurity review if they determine an operator’s network products or services or data processing activities affect or may affect national security.

The PRC entity is not subject to cybersecurity review with the CAC to conduct business operations in China, given that: (i) the PRC Entity do not operate any network platform or provide any network service for individual users, (ii) there is no relevant activity that affects or could affect the national security of the PRC entity, (iii) the PRC Entity are required to collect and retain some basic information furnished by our customers, suppliers and employees in accordance with prevailing business practices, but the PRC Entity do not possess a large amount of personal information in the Company’s business operations, (iv) the PRC Entity are not recognized as “operators of critical information infrastructure”by any authentic authority, (v) the PRC Entity have not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, nor have the PRC Entity received any inquiry, notice, warning, or sanction in such respect. Nevertheless, the Measures was recently adopted and the CAC Notice for Soliciting Public Comments on the Regulations for the Administration of Network Data Security (Exposure Draft) is in the process of being formulated and the interpretation and application of these regulations are evolving,we cannot assure that relevant PRC government authorities, including the CSRC, would reach the same conclusion as us.

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4. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions.China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition,according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against a company or its directors and officers if the PRC courts decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

5. To the best of our knowledge after due and reasonable inquiry, the statements in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Regulations”, “Material Tax Considerations”,and “Legal Matters”, to the extent that such statements describe or summarize PRC legal or regulatory matters, are true, accurate and correct in all material respects with respect to the PRC legal and regulatory matters referred to therein; and such statements do not contain any untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

6. This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be used, circulated, quoted or otherwise referred to for any other purpose by any person nor shall a copy be given to any person (apart from the addressee) without our express prior written consent.

7. We hereby consent to the reference to our name under in the Registration Statement if required . In giving such consent, We do not hereby admit that we come within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ China Commercial Law Firm

China Commercial Law Firm

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Consent Form

We are a qualified law firm and lawyers in the People’s Republic of China (“PRC”). and we have been engaged by LUDA TECHNOLOGY GROUP LIMITED (the “Company”), to advise on certain legal matters related to the PRC laws and regulations.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F-1, as amended (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission. We further consent to the use of our name and to all references made to us in the Registration Statement and in the prospectus forming a part thereof.

/s/ Xiao Hongxuan
Ms. Xiao Hongxuan on behalf of
China Commercial Law Firm
Date:20 September 2024

CHINA COMMERCIAL LAW FIRM

Exchange/+86 755 8302 55555

Fax/+86 755 8302 5058 P.C/518048

Http/www.huashang.cn

Add/21-26/F, Hong Kong CTS Tower,No.4011, Shennan Boulevard, Futian District, Shenzhen , P.R.C